Exhibit 4.36

                        AMENDMENT NO. 1 TO THE WARRANT

       This Amendment No. 1, dated as of August 19, 2002 (this "Amendment No. 1"), is to the Warrant, dated as of July 30, 2002, (the "Warrant") between Molecular Diagnostics, Inc., a Delaware corporation (the "Company"), and the holders of the Warrants (the "Investors").

                                  WITNESSETH:

       WHEREAS, the Investors purchased the Warrants in connection with a bridge financing that closed June 30, 2002;

       WHEREAS, the Investors have agreed to amend the maturity date of certain Promissory Notes purchased in the bridge financing; and

       WHEREAS, pursuant to and in compliance with the provisions of Section 21 of the Warrants, the Company and the Investors desire to amend the Warrants as hereinafter set forth.

       NOW, THEREFORE, in consideration of the premises and agreements herein contained, the Company and the Investors agree as follows:

       1. The Exercise Price of the Warrants is adjusted from $0.65 per share to $0.25 per share.

       2. Capitalized terms not defined herein shall have the meanings given them in the Warrants.

       3. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and attested as of the ____ day of August, 2002.


                                        MOLECULAR DIAGNOSTICS, INC.


                                        By:   _________________________________
                                              Name:  Peter P. Gombrich
                                              Title: Chief Executive Officer
                                                     and President



                                 INVESTOR:



                                        By:   _________________________________